Exhibit 10.26

LAND REGISTRY PARTICULARS

LR1. Date of Lease	1st July 2009

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

Title number(s) out of which this Lease is granted. Leave blank if not registered.

LT163147

LR2.2 Other title numbers

Existing title number(s) against which entries of matters referred to in LT9, LR10, LR11 and LR13 are to be made.

LR3. Parties to this Lease

Landlord

as specified in the Lease at clause (1)

CALSPRING LIMITED (Company Number: 00949008) having their Registered Office at 4 Tudor Park, Sycamore Road, Amersham, Buckinghamshire

Tenant

as specified in the Lease at clause (2)

BIOSIL LIMITED (Company Number: 002708V) Registered in the Isle of Man and having their Registered Office at Global House, Isle of Man Business Park, Cooil Road, Douglas, Isle of Man

Other parties

Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4. Property In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.	The property more particularly described in , clause 1.1(5) and referred to as the Demised Premises Unit 2 Tournament Way off Smisby Road, Ashby De La Zouch, Leicestershire

LR5. Prescribed statements etc.	LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (Leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

LR6. Term for which the Property is leased	The term as specified in this Lease at clause 2

LR7. Premium	None

LR8. Prohibitions or restrictions on disposing of this Lease	This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisitions etc.	LR9. LR9.1 The Tenant’s statutory right to renew this Lease by virtue of Sections 24-28 of the Landlord and Tenant Act 1954 has not been excluded

LR9.2 The Tenant has an option to determine this Lease pursuant to clause 6.12

LR10. Restrictive covenants given in this Lease by the Landlord in respect of land other than the Property	None

LR11. Easements granted for the benefit of the Property (LR11.1) and granted or reserved over the Property for the benefit of other property (LR11.2)	LR11.1 The easements (if any) set out in LT163147 LR11.2 The easements (if any) set out in LT163147

LR12. Estate rent charge burdening the Property	None

LR13. Application for standard form of restriction	None

LR14. Declaration of trust where there is more than one person comprising the Tenant	None

LAND REGISTRATION ACT 2002

County and District	:	Leicestershire – North West Leicestershire

Title Number	:	LT163147

Property	:	Unit 2 at Tournament Way, Off Smisby Road Ashby de la Zouch

DATE OF LEASE	:	1st July 2009

PARTIES:

(1)	“The Lessor”: CALSPRING LIMITED whose Registered Office is situate at 4 Tudor Park Sycamore Road Amersham Buckinghamshire HP6 5JS (Company No: 00949008)

(2)	“The Lessee”: BIOSIL LIMITED whose Registered Office is situate at Global House, Isle of Man Business Park, Cooil Road, Douglas, Isle of Man IM2 2QZ (Registered in Isle of Man Company No: 002708V)

INTRODUCTIONS AND DEFINITIONS

1.	IT IS HEREBY AGREED that in this Lease:-

1.1. The following expressions shall have the following meanings when the context so admits:-

(1)	the “Additional Rent” shall mean the Insurance Rent

(2)	the “Conduits” shall mean and include all aerials ducts shafts cisterns tanks boilers radiators water gas electricity and telephone supply pipes wires fibres and cables sewers drains gutters and pipes (other than those belonging to the relevant supply authorities) and which serve the Demised Premises

(3)	the “Contractual Term”‘ means the term of years for which the demise is hereby granted

(4)	to “decorate” shall mean to strip off and to prepare in a good and workmanlike manner and then to paint with at least two coats of good quality paint all parts previously painted and to paper varnish grain and otherwise treat all parts previously so treated and to make good restore and colour all brickwork stonework stucco and plaster and to carry out all such work in a good and workmanlike manner with good quality materials in a colour and with materials first approved by the Lessor, such approval not to be unreasonably withheld or delayed.

(5)	the “Demised Premises” shall mean ALL THAT piece or parcel of land together with the buildings from time to time thereon which Demised Premises being Unit 2 Tournament Way Off Smisby Road Ashby de la Zouch Leicestershire LE65 2UU edged red on the plan annexed hereto

(6)	the “Existing Rent” and the “New Rent” shall have the meanings ascribed to them by Clause 3 hereof

(7)	a “Group Company” shall mean any company within the same group of companies as the Lessee as defined by Section 42 of the Landlord and Tenant Act 1954

(8)	a “Guarantor” is any person who acts as a Guarantor for the Lessee and his or its successors in title

(9)	the “Insurance Rent” shall have the meaning ascribed to it by Clause 2.2 hereof

(10)	the “Insured Risks” means fire storm tempest flood subsidence heave lightning explosion impact of aircraft (other than hostile aircraft) and articles dropped therefrom riot and civil commotion malicious damage impact of vehicles bursting and overflowing of pipes plant and machinery and such other normal commercial risks and insurances as the Lessor shall from time to time during the Term deem appropriate (subject to any excesses exclusions and limitations from time to time imposed by insurers or underwriters) except always such risks which cannot reasonably be insured by the Lessor on satisfactory terms or which the Lessor’s insurers or underwriters have refused to insure

(11)	this “Lease” means this deed whether the same be a lease or an underlease and shall include any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof This Lease shall only become effective when it is dated

(12)	the “Lessee” includes in substitution therefor the Lessee’s successors in title and assignees

(13)	the “Lessor” includes the persons for the time being entitled to the reversion expectant on the Term

(14)	“The Permitted Use” is for the purposes of Clause B1 of the Town & Country Planning (Use Classes) order 1987 as amended

(15)	The “Planning Acts” means all legislation from time to time regulating the development use safety and control of property including without limitation the Town and Country Planning Act 1990 the Planning (Listed Buildings & Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990; and the Planning & Compensation Act 1991 and the Public Health Acts from time to time in force and any other instrument plan regulation permission and direction made or issued thereunder or deriving validity therefrom

(16)	the “Prescribed Rate” shall mean the base rate (or its equivalent) from time to time of Royal Bank of Scotland PLC or if such rate shall cease to be quoted such new rate as may be specified by the Lessor or (at the request of the Lessee made in writing to the Lessor within 10 working days of receipt of written notice from the Lessor specifying the new rate) determined by arbitration as herein provided as being an equivalent rate by reference to which London Clearing Banks determine their own rates of Interest

(17)	“these Presents” means this Lease and includes any Schedule hereto and any licence granted pursuant to and any deed of variation of the provisions hereof and any deed or instrument made supplemental hereto

(18)	the “Rent” means the Yearly Rent (as herein defined) and the Additional. Rent

(19)	the “Review Date” shall have the meaning ascribed to it by Clause 3 hereof

(20)	“Statute” shall include any replacement or re-enactment of any legislation existing at the date hereof and also subsidiary Orders Regulations Requirements in force thereunder from time to time

(21)	the “Term” shall mean the term of years for which the demise is hereby granted and also where applicable the period of any holding over or continuation or extension whether by Statute or at Common Law

(22)	the “Yearly Rent” shall have the meaning ascribed to it by Clause 2.1 hereof and the first payment shall be payable upon the execution hereof

1.2. Any reference to a statute (and whether to a particular statute or generally) shall be deemed to include reference to any further statute for the time being in force replacing or supplementing such statute and any regulations directions or consents made thereunder and all provisions and conditions therein

1.3. All rights of entry exercisable by the Lessor shall extend to include all persons authorised by either of them with or without plant and materials

1.4. Any covenants by the Lessee whether positive or negative shall be deemed to extend to an obligation to ensure that third parties comply therewith

1.5. Any indemnity in favour of the Lessor shall be deemed to be an obligation to indemnify and keep indemnified the Lessor from and against liability in respect of all proceedings damages penalties costs expenses claims and demands of whatsoever nature and in respect of any act omission or default of the Lessee its underlessees or their respective agents servants invitees licensees or visitors and in respect of any fees and expenditure and value added tax arising from any such matters and in respect of any injury to or the death of any person and in respect of damage to any property movable or immovable and in respect of the infringement disturbance or destruction of any right easement or privilege or otherwise

1.6. Any insurance policy shall be deemed to have been “voided” if it has been rendered void or vitiated or if payment of any policy monies has been refused in whole or part by reason of any act omission neglect or default of the Lessee its underlessees or their respective agents servants invitees licensees or visitors

1.7. There shall be deemed to be incorporated herein a perpetuity period of 80 years calculated from the date hereof which said period shall be the Perpetuity Period applicable herein

1.8.	(a) Words importing the singular number shall be deemed to include the plural number and vice versa

(b)	References to the “Demised Premises” shall unless otherwise stated include each and every part thereof

(c)	All covenants in this Lease given shall where the covenantor is or is deemed to be more than one person or company or any combination thereof be both joint and several

(d)	All covenants given by any person shall bind that person’s estate and personal representatives

(e)	Words importing the masculine gender shall be deemed to include the feminine and neuter genders and vice versa

1.9. The headings above the various clauses and the Index (if any) and the cover shall not affect the construction of this Lease

DEMISE AND RENT

2.	IN consideration ion of the Rent herein reserved and of the covenants by the Lessee herein contained the Lessor HEREBY DEMISES unto the Lessee the Demised Premises TO HOLD the same unto the Lessee for the Term of Ten years from the First of June 2 009 YIELDING AND PAYING THEREFOR as from First June 2009 without any deduction

2.1.	A yearly rent (the “Yearly Rent”) which shall be

(a)	During the first five years of the Term the rent of Thirty Three Thousand Pounds (£33,000.00) together with V.A.T. thereon per annum and

(b)	Thereafter from 1st June 2014 such other yearly rent as shall be payable pursuant to the provisions for the review of rent hereinafter contained which Yearly Rent shall be payable without any deduction by equal quarterly instalments in advance on the usual quarter days(the first payment to be payable upon the First June 2009 to cover the period from that date until the quarter day next following)

2.2. By way of additional yearly rent payable throughout the Term upon demand and without any deduction such yearly sum (“the Insurance Rent”) (and so in proportion for any part of a year) as shall represent:-

(a)	An amount equal to the gross premium (before deduction of discount or commission) paid by the Lessor from time to time in insuring:-

(i)	The Demised Premises for such sum as the Lessor shall consider to be the full reinstatement cost thereof and against the Insured Risks it being agreed for the avoidance of doubt that such insurance may include cover to take account of Inflation Terrorism and extraordinary expenses and the requirements of the European Union a local authority’s clause anticipated professional fees and other incidental expenses the costs of demolition and shoring up and the removal of debris the breakage of plate glass and Value Added Tax

(ii)	the lessor’s third party property owners public liability risks and risks arising under the Defective Premises Act 1972 in respect of the Demised Premises and associated legislation

(b)	The gross premium or premiums for insuring against loss of Rent from time to time payable hereunder and/or for such amount as the Lessor shall reasonably require (but in the case of loss of rent for a period of not less than three years) or otherwise (and in the event of such insurance being effected prior to the agreement or determination of the Yearly Rent upon review the amount of such Yearly Rent for the purpose of insurance shall be estimated by the Lessor’s Surveyor acting reasonably whose decision shall be final and bind on the parties)

2.3.	The monies referred to in Clauses 3 and 4.1 hereof

RENT REVIEW

3.1.	For the purposes of this Clause:-

(a)	The “Existing Rent” shall mean the Yearly Rent payable in respect of the Demised Premises immediately prior to the Review Date namely £33,000 p.a. plus VAT

(b)	The “New Rent” shall mean the Yearly Rent payable from and including the Review Date for the residue of the Term as a result of the review hereinafter provided

(c)	The “Review Date” shall mean the 1st June 2014

3.2. The Existing Rent shall be reviewed on the Review Date and the New Rent (subject to the provisions of the sub-clause hereinafter appearing) shall be the greater of:-

(a)	the Existing Rent to the intent that the Yearly Rent cannot be decreased upon review or

(b)	such sum as shall be agreed by the Lessor and by the Lessee or determined as representing the yearly open market rent at which the Demised Premises might reasonably be expected to be let by a willing lessor to a willing lessee at the relevant Review Date

(i)	On the assumptions that all parts of the Demised Premises are available to be let as a whole on the open market without a fine or premium for a term of 10 years commencing on 1st June 2014 with vacant possession and upon the terms of this Lease (other than the amount of the Yearly Rent reserved but including the provisions for rent review)

(ii)	On the assumptions that the Demised Premises may be used and occupied lawfully for any of the uses permitted by this Lease as varied or extended by the acquiescence of the Lessor or by any licence granted pursuant to this Lease and on the basis that the Lessor will give consent to assignment and/or underletting in accordance with but without prejudice to the provisions herein contained

(iii)	On the assumption that the Demised Premises at the Review Date the Demised Premises are fit and available for immediate occupation and use and that no work has been carried out thereon which has diminished the rental value of the Demised Premises and in case the Demised Premises or the Development have been destroyed or damaged on the basis that they have been fully restored before the relevant Review Date

(iv)	On the assumption that the covenants herein contained have been fully performed and observed

(v)	On the assumption that the benefit of any planning or other consent or licence current at the relevant Review Date is also available for such willing lessee and

(vi)	On the assumption that the references to yearly open market rent in this Clause 3 are to be at the yearly rate which would be payable following the expiration of any rent free period or periods at concessionary rents and ignoring any other inducement which might be granted or available in the open market on a new letting of the Demised Premises or of comparable premises by a willing lessor to a willing lessee or underlessee

But disregarding:-

(a)	any effect on rent of the fact that the Lessee its subtenants or their respective predecessors in title have been in occupation of the Demised Premises and

(b)	any goodwill attached to the Demised Premises by reason of the carrying on thereat of the business of the Lessee its sub-tenants or their respective predecessors in title in their respective businesses and

(c)	any increase in rental value of the Demised Premises attributable to the existence at the Review Date of any improvement to the Demised Premises or any part thereof carried out not more than twenty-one years before the Review Date with consent where required and otherwise than in pursuance of an obligation to the Lessor or its predecessors in title (except an obligation arising wholly and exclusively from a covenant requiring compliance with statutes or directions of local authorities or other bodies exercising powers under statute or Royal Charter) to the extent only that such improvement as aforesaid shall have been carried out without any liability on the part of the Lessor or its predecessors in title to reimburse or contribute towards the cost thereof and that such improvement was completed either (a) by the Lessee its sub-tenants or their respective predecessors in title during the Term or during any period of occupation prior thereto arising out of any agreement to grant the Term or (b) by a lessee or subtenants of the Demised Premises before the commencement of the Term so long as the Lessor or its predecessors in title have not since the improvement was carried out had vacant possession of the relevant part of the Demised Premises and

(d)	any effect on rent of any initial rent free periods or periods at concessionary rents or other inducements which might be offered in the open market by the Lessee to prospective underlessees of the Demised Premises should the Lessee not wish to occupy the whole of the Demised Premises itself

3.3.	(a)	If the Lessor and the Lessee in the opinion of either of them shall be unable to agree the said yearly open market rent of the Demised Premises (whether or not an attempt to reach agreement shall have been made) then it shall be determined at the request of or on behalf of either the Lessor or the Lessee by an independent Chartered Surveyor whom it is desired shall be a surveyor having experience in letting property of a like kind and character to the Demised Premises to be agreed upon by the Lessor and by the Lessee or at the option of either the Lessor or the Lessee to be nominated at the request of either the Lessor or the Lessee made not earlier than three months before the relevant Review Date by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors or his nominee (whose nomination shall be binding on the parties hereto)

(b)	The independent surveyor agreed upon or appointed under sub-clause 3.3(a) shall act as an expert and nor as an arbitrator and the Arbitration Acts shall not apply and the decision of such independent surveyor (including any decision as to the costs of such determined) shall be final and binding on the parties hereto

(c)	The fees and expenses of such independent surveyor (including the cost of his nomination) shall be borne by the Lessor and by the Lessee in such proportions as the independent surveyor shall determine or in default of determination equally by the Lessor and the Lessee who shall otherwise each bear their own costs

(d)	The appointment of the independent surveyor as an expert shall be upon terms that he shall afford to the Lessor and to the Lessee an opportunity to make written representations to him within such time scale as he shall prescribe

(e)	If the independent surveyor shall die delay or become unwilling to act or incapable of acting for any other reason and if on the application of either the Lessor or of the Lessee the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may by writing discharge the independent surveyor and appoint another in his place and

(f)	If either the Lessor or the Lessee shall fail to pay the fees and expenses of the independent surveyor payable by it under his award within 21 days of the same being demanded by the independent surveyor either party shall be entitled to pay the same and the amount so paid shall be repaid by the other party forthwith on demand

3.4. If the New Rent shall not have been agreed or determined as hereinbefore provided by the Review Date the Existing Rent shall continue to be payable until the quarter day next following the date of such agreement or determination and upon such quarter day there shall be due as rent payable to the Lessor by the Lessee in addition to the New Rent due on such quarter day a sum of money equal to the amount (if any) by which the New Rent shall exceed the Existing Rent but duly apportioned on a day to day basis in respect of the period from the relevant Review Date to such quarter day together with Interest on any excess for the whole of such period calculated on a day to day basis at a yearly rate equal to Two per centum (2%) above the Prescribed Rate and the Interest so payable shall be recoverable in the same manner as rent in arrear or as a debt

3.5. For the purposes of Clause 3 the revised rent shall be deemed to have been ascertained on the date when the same has been agreed between the Lessor and the Lessee or as the case may be the date of the determination by the independent surveyor

3.6. Notwithstanding any of the provisions of this Clause 3 stating or implying anything to the contrary any delay or omission on the part of the Lessor shall not affect in any way the liability of the Lessee to pay from each Review Date the New Rent when ascertained in accordance with the provisions of this Clause 3

3.7. If at any Review Date there is by virtue of any statute a restriction upon the Lessor’s rights to review the Yearly Rent or a restriction upon the right of the Lesser to recover the Yearly Rent that would otherwise be payable hereunder then at any time following upon the removal relaxation or modification of such a restriction but prior to the next Review Date the Lessor may give to the Lessee a notice in writing requiring an additional rent review upon the date specified in such notice (being a date not earlier than one month after the date of the notice) which date for the purposes of this Clause 3 shall be deemed to be an additional Review Date

3.8. If the Lessor so requires a Memorandum of any such New Rent shall as soon as may be after such rent has been agreed or determined be endorsed on or annexed to this Lease and the Counterpart hereof in the form set out at the end of this Lease or in such other form as the Lessor shall reasonably require and such Memorandum shall be signed by the Lessor and Lessee respectively

3.9. No Surety nor any predecessor in title of the Lessee shall have any right to take part in the agreement or determination of the New Rent on any rent review but shall nevertheless be bound by the same

3.10. The covenant for the payment of the Yearly Rent and the right of re-entry hereby reserved shall be enforceable in the case of nonpayment of the higher Yearly Rent payable following review

LESSEE’S COVENANTS

4.	THE Lessee HEREBY COVENANTS with the Lessor as follows:-

As to payment of Rent and Outgoings

4.1.	(a)	To pay the Yearly Rent and the Additional Rent on the days and in the manner aforesaid without deduction abatement or set-off by banker’s standing order direct to the credit of the Lessor’s bank account

(b)	If the Rent or any part thereof or any payment due under this Lease or any part thereof shall be in arrear and unpaid for seven days after the date upon which the same ought to have been paid to pay Interest to the Lessor upon the sum of money owing calculated on a daily basis at the yearly rate of four per centum (4%) above the Prescribed Rate and compounded on the usual quarter days for the whole period from the date upon which such sum ought to have been paid until the date of payment

(c)	To pay without delay any monies withheld by insurers or underwriters whether as an Insurance Excess or otherwise

(d)

To pay all existing and future rates taxes charges impositions assessments and outgoings whether parliamentary local or otherwise and whether or not of a capital or nonrecurring nature or of a wholly novel character which are now or may hereafter be payable in respect of the Demised Premises or any part thereof and whether by the Lessor or any owner or occupier in respect thereof and to repay to the Lessor on demand a fair and equitable proportion (to be determined by the Lessor’s Surveyor acting reasonably) of any rates and other charges as aforesaid which may at any time be assessed in respect of the Development as a whole or in respect of Demised Premises together with other land or property And in addition to indemnify the Lessor against any rates and outgoings payable by the Lessor after the expiration or sooner determination of the Term through the Lessor’s inability to claim void rate relief for the maximum period (commencing with the date of the expiration or sooner determination of the Term) which would have been allowed had the Demised Premises been occupied up to the date of the expiration or sooner determination of the Term Provided that subject to sub-clause 4.1(d) hereof this sub-clause shall not relate to any tax liability of the Lessor in respect of the Yearly Rent or arising out of any actual (as opposed to deemed) dealing by the Lessor in its reversionary interest in this Lease

(e)	In the event that Value Added Tax shall be chargeable on the Lessor in respect of any supplies (as defined in the Value Added Tax Act 1983) made to the Lessee to pay to the Lessor in addition to any amounts otherwise payable the amount of the Value Added Tax so chargeable and any Value Added Tax payable in respect of the Rent and expenses incurred by the Lessor

(f)	To pay all charges (including meter rents and standing charges) for supplies of gas water electricity and telephone consumed upon the Demised Premises and of communication services (if any) provided to and used by the Demised Premises

(g)	To pay the proper and reasonable costs incurred by the Lessor in enforcing against the Lessee the provisions of this Lease if the Lessee has not timeously complied with such terms and also the proper and reasonable costs and expenses of approving any application for consent hereunder whether or not actual granted being the Lessor’s Solicitor’s and Surveyor’s fees as well as its own Administration fee of £100 plus VAT

As to Repair and Care

4.2.	(a)	At all times during the Term well and substantially to repair cleanse maintain and keep (and in addition when necessary to repair rebuild and replace) all the Demised Premises (damage by any risk insured against by the Lessor excepted provided that no policy of insurance effected by the Lessor has been “voided”) and in particular (but without limitation): -

(1)	At least once during the first five years of the Term (computed from the date hereof) and in the last three months of the Term (howsoever determined) to decorate all parts of the inside of the Demised Premises as have been decorated and on the last occasion in a colour first approved by the Lessor, such approval not to be unreasonably withheld or delayed and at least once in every consecutive period of three years during the Term (computed from the date hereof) and in the last three months of the Term (howsoever determined) to decorate all parts of the exterior of the Demised Premises as have been decorated in the colour subsisting at the date hereof

(2)	As often as may be necessary to maintain the same in good and substantial condition to clean and treat in a suitable manner and in accordance with any instructions issued by the Lessor all surfaces fixtures and fittings not require to be decorated

(3)	As necessary from time to time to renew any fixtures and fittings which have come to the end of their useful life with other good quality fixtures and fittings of a similar or more modern nature to the reasonable satisfaction of the Lessor

(4)	As necessary from time to time to replace any floor sealants coverings and carpets laid in the Demised Premises with floor sealants coverings and carpets (as appropriate) of a quality and pattern previously approved in writing by the Lessor, such approval not to be unreasonably withheld or delayed.

(5)	To replace all glass in the Demised Premises as and when the same is broken or damaged with glass of the same colour tint and specification and in conformity to the glass fitted in the remainder of the Demised Premises

(6)	As often as the same may be necessary to wash down clean repoint and treat in a manner first approved by the Lessor, such approval not to be unreasonably withheld or delayed all marble brickwork stucco plasterwork and external cladding

(7)	To clean both the outside and the inside of all windows and window frames of the Demised Premises as often as may be necessary and at least once in every calendar month

(b)	Not to overload the Conduits

(c)	Not to bring on to the Demised Premises any dangerous inflammable explosive noxious or offensive substance

(d)	Not to allow to pass into the Conduits any oil grease or other noxious corrosive or deleterious effluent or substance which may cause any obstruction in or damage to the Conduits and in the event of any such obstruction or damage forthwith to notify the Lessor and to indemnify the Lessor in respect of any obstruction or damage as aforesaid AND at the election of the Lessor either forthwith to make good such damage and to remove such obstruction in accordance with the requirements of and to the reasonable satisfaction of the Lessor or to indemnify the Lessor in respect of all costs to the Lessor of such making good and removal

(e)	To keep external open areas within the Demised Premises free of weeds and clear of rubbish which shall be placed in properly covered receptacles at all times

As to defects

4.3.	(a)	Immediately prior to the expiration or sooner determination of the Term at the cost of the Lessee

(i)

to replace any landlord’s fixtures and fittings which shall be missing broken damaged or destroyed with others of a similar or more modern nature to the reasonable satisfaction of the Lessor and to remove all signs of the name or business of the Lessee or of the occupiers of the Demised

Premises and every other notice which the Lessor shall require to be removed and (unless the Lessor shall agree otherwise) to remove all tenants fixtures fittings partitioning furniture and effects from the Demised Premises making good all damage occasioned to the reasonable satisfaction of the Lessor

(ii)	if so requested by the Lessor to remove and make good such alterations or additions made to the Demised Premises at any time during the Term as the Lessor shall require and well and substantially to reinstate the Demised Premises making good all damage occasioned by the removal of the said alterations or additions to the reasonable satisfaction of the Lessor

(b)	At the expiration or sooner determination of the Term (howsoever the same shall be determined) quietly to yield up to the Lessor the Demised Premises duly kept in accordance with the covenants herein contained together with all fixtures fittings improvements and additions (other than those which should have been previously removed to comply with the terms hereof) which may at any time be in or about the Demised Premises

As to Alienation

4.4.1	In this clause ‘“assign” shall include “transfer” The Lessee shall not assign the whole of this Lease without the consent of the Lessor which shall not be unreasonably withheld or delayed

4.4.2	The Lessee shall not assign part only of this Lease or of the Demised Premises

4.4.3	The Lessor may withhold its consent and shall not be regarded as acting unreasonably if:-

(a)	An application for consent is not accompanied by satisfactory references (including a bank and two trade references or other reference as the Lessor shall reasonably require)

(b)	The proposed assignee is neither:-

(i)	The Crown, a Government Department or principal local authority, nor

(ii)	a company partnership or individual which would be acceptable to a prudent investor, nor

(iii)	of financial standing sufficient to be able to comply and continue to comply with its obligations under the Lease, nor

(iv)	a company included in the Financial Times 100 Share Index (or successor index), nor

(v)	a company incorporated in England and Wales having net profits before tax in the United Kingdom as shown in its accounts for the three preceding periods of account which are a multiple of three times the Annual Rent

4.4.4	The Lessor and the Lessee agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Lessor, who shall be obliged to act reasonably, may give its consent to an assignment subject to all or any of the following conditions:

(a)	a condition that the assignor (and any former tenant who because of section 11 of the Landlord and Tenant (Covenants) Act 1995 has not been released from the tenant covenants of this lease) enters into an Authorised Guarantee Agreement which

(i)	is in respect of all the tenant covenants of this lease

(ii)	is in respect of the period beginning with the date the assignee becomes bound by those covenants and ending on the date when the assignee is released from those covenants by virtue of section 5 of the Landlord and Tenant (Covenants) Act 1995

(iii)	imposes principal debtor liability on the assignor (and any former tenant)

(iv)	requires in the event of a disclaimer of liability of this lease the assignor (or former tenant as the case may be) to enter into a new tenancy for a term equal to the unexpired residue of the Term and

(v)	is otherwise in a form reasonably required by the Lessor;

(b)	a condition that a person of standing acceptable to the Lessor, who shall be obliged to act reasonably, enters into a guarantee and indemnity of the tenant covenants of this lease in such form as the Lessor may reasonably require;

(c)	the deposit of six months Rent with the Lessor as security for the performance of the Lessee’s obligations herein;

(d)	that the Lessee pays the reasonable and properly incurred costs of the Lessor’s Solicitor and Surveyor as well as the Lessor’s Administration Charge of £100 plus VAT

4.4.5	The Lessor and the Lessee agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Lessor may refuse its consent to an assignment if any Rent or other money due under this lease is outstanding or if there is a material subsisting breach of covenant by the Lessee or if the proposed assignment will have a detrimental effect on the value of the Lessor’s reversionary interest in the Demised Premises

4.4.6	Nothing in this clause shall prevent the Lessor from giving consent subject to any other reasonable condition nor from refusing consent to an assignment in any other circumstance where it is reasonable to do so

4.4.7	The Lessee shall not underlet or share the whole or any part of the Demised Premises

4.4.8	The Lessee may share occupation of the Demised Premises with any company that is a member of the same group (within the meaning of section 42 of the Landlord and Tenant Act 1954) as the Lessee for so long as that company remains within that group and provided that no relationship of landlord and tenant is established by that arrangement

4.4.9	The Lessee shall not charge the whole of this lease without the consent of the Lessor shall consent not to be unreasonably withheld or delayed

4.4.10	The Lessee shall not charge part only of this lease

4.4.11	Except as expressly permitted by this lease the Lessee shall not assign underlet charge part with possession or share occupation of this lease or the Demised Premises or hold the lease on trust for any person

4.4.12	In this clause a Transaction is:

(a)	any dealing with this lease or the devolution or transmission of or parting with possession of any interest in it or

(b)	the making of any other arrangement for the occupation of the Demised Premises

4.4.13	In respect of every Transaction that is registerable at HM Land Registry the Lessee shall promptly following completion of the Transaction apply to register it (or procure that the relevant person so applies) The Lessee shall or shall procure that any requisitions raised by HM Land Registry in connection with an application to register a Transaction are dealt with promptly and properly Within one month of completion of the registration the Lessee shall send the Lessor official copies of its title

4.4.14	No later than one month after a Transaction the Lessee shall:

(a)	give the Lessor’s solicitors notice of the Transaction and

(b)	deliver two certified copies of any document effecting the Transaction to the Lessor’s solicitors and

(c)	pay them a registration fee of £40 plus VAT

4.4.15	If the Lessor so requests the Lessee shall promptly supply the Lessor with full details of the occupiers of the Demised Premises and the terms upon which they occupy it

4.4.16	If this lease is registerable within one month after the end of the Term (and notwithstanding that the Term has ended) the Lessee shall make an application to close the registered title of this lease and shall ensure that any requisitions raised by HM Land Registry in connection with that application are dealt with promptly and properly The Lessee shall keep the Lessor informed of the progress and completion of its application

As to nuisance

4.5.

(a)	Not to carry on or use or permit the Demised Premises or the Development to be used for any noisy offensive or dangerous trade manufacture or business and not to do or suffer to be done on the Demised Premises any act or thing which in the opinion of the Lessor or any superior lessor (as to which the Lessor need not give reasons) may be or cause a nuisance damage or disturbance to the Lessor or any superior lessor or their respective lessees or to the owners lessees or occupiers of any adjoining or neighbouring premises

(b)	To pay to the Lessor upon demand all costs charges and expenses which may be incurred by the Lessor in abating a nuisance or in executing such works as may be expedient for abating a nuisance whether in obedience to a notice served by any local or public authority or otherwise

As to Alterations and Signs

4.6.

(a)	Not to annex the Demised Premises to other premises nor to make any structural alterations or additions thereto of any kind whatsoever nor to alter the external appearance or height of the Demised Premises or to cut maim or remove any of the principal or load-bearing walls ceilings columns frames beams or other structural parts of the Demised Premises or of the Development nor to alter any Conduits in common use or exclusively serving other premises

(b)	Not to make any further or other alterations or additions whatsoever in or to the Demised Premises or the Conduits exclusively serving the Demised Premises, other than the erection alteration or removal of the demountable partitioning, without the previous consent in writing of the Lessor and where required of any superior lessor and notwithstanding that the consent given may be unconditional immediately prior to the expiration or sooner determination of the Term, unless so released in writing by the Lessor, to remove all such alterations or additions and to reinstate the Demised Premises to their previous condition making good all damage occasioned to the reasonable satisfaction of the Lessor

(c)	When applying for the consent of the Lessor hereunder to supply to the Lessor adequate plans and specifications showing the nature and extent of the alterations or additions which the Lessee wishes to carry out and to pay or indemnify the Lessor in respect of all reasonable costs and expenses which the Lessor may properly incur whether by way of surveyors’ or legal expenses or otherwise in connection with the consideration approval and supervision of the alterations and additions and to carry out the said alterations and additions only in accordance with the plans and specifications approved in writing by the Lessor and in accordance with all statutory and local authority and insurers requirements and recommendations

(d)	(1)	Not to paint place or exhibit any signs (which expression shall include notices flags bills hoardings advertisements notice boards and placards) on or in the Demised Premises so as to be visible from the exterior thereof PROVIDED that unilluminated signs indicating the name and business of the Lessee or its underlessees in a form approved by the Lessor, such approval not to be unreasonably withheld or delayed, may be affixed within the Development on notice boards provided by the Lessor

(2)	Not to erect any television or wireless or other form of mast or aerial on any part of the exterior of the Demised Premises save such as have (with the positioning thereof) been previously approved by the Lessor in writing, such approval not to be unreasonably withheld or delayed,

(3)	Immediately prior to the expiration or sooner determination of the Term to remove such signs and aerials and to make good any damage to the reasonable satisfaction of the Lessor

(e)	In carrying out any works to the Demised Premises to comply with the appropriate Codes of Practice and standards laid down by the relevant supply authorities and trade institutions

(f)	The Lessee shall immediately upon notice in writing from the Lessor requiring it so to do remedy any breach of this covenant 4.9 and on its failure so to do for the space of two months after such notice then it shall be lawful for the Lessor and others authorised by the Lessor to enter upon the Demised Premises and remove such unauthorsed alterations or signs to make good any damage occasioned and to execute any other requisite works and all expenses of so doing shall be paid to the Lessor by the Lessee and if not so paid shall be recoverable as a debt

(g)	Not to remove or obscure any signs now or hereafter erected by the Lessor on the Demised Premises and to permit the Lessor to enter to maintain any existing signs and to erect such new signs in lieu of or in addition to the signs in existence at the date hereof, the Lessor shall be obliged to act reasonably in exercising its foregoing rights

(h)	Not without the previous consent in writing of the Lessor, such consent not to be unreasonably withheld or delayed, to alter the electrical heating or lighting installations or other services serving the Demised Premises.

(i)	Not to impose or permit to be imposed (whether using machinery or otherwise) on any part of the floors roof roof trusses joists or the structure of any building comprised in the Demised Premises a load or weight greater than that which the said floors roof roof trusses joists or structure are designed or constructed to bear with due margin for safety

(j)	Not to use the electrical wiring and electrical installations in the Demised Premises or any part thereof in such a way as to overload the wiring system or any other part of the electrical installation.

(k)	Not to install or use in or upon the Demised Premises any machinery or apparatus which causes excessive noise or vibration which can be heard or felt in nearby premises or outside the Demised Premises or which may cause structural damage

As to Insurance

4.7.

(a)	Not to do or omit or suffer to be done or omitted anything which may render any increased or extra premium payable for the insurance the Demised Premises or of any neighbouring premises or which may increase the premium beyond the ordinary commercial rate or which may make void or voidable any policy of such insurance and to reimburse to the Lessor forthwith on demand any increased or extra premium which may be payable by reason of any such act or omission and all expenses properly incurred by the Lessor in or about the renewal of any policy of insurance by reason thereof and further to inform the Lessor of any reason why the Lessor’s insurable interest in the Demised Premises or in the Development may be affected

(b)	To comply with the requirements and recommendations from time to time of the insurers of the Demised Premises

(c)	To notify the Lessor of any new landlord’s fixtures and fittings installed from time to time in the Demised Premises by the Lessee or any underlessee

4.8. In the event of the Demised Premises or any part thereof being damaged or destroyed by any risk insured by the Lessor at any time during the Term and the insurance money under any policy of insurance effected thereon being wholly or partially “voided” then and in every such case the Lessee will forthwith pay to the Lessor the whole or (as the case may require) a fair proportion of the cost of rebuilding and reinstating the same and any dispute arising out of this covenant as to the proportion to be so contributed by the Lessee shall be referred to arbitration as hereinafter provided

4.9.

(a)	To insure and at all times keep insured all fixed glass in the Demised Premises against breakage and third party risks and such other risks as the Lessor shall reasonably require to the full value thereof and so often as any fixed glass shall be broken or damaged to reinstate the same with all practicable speed

(b)	To insure and at all times keep insured the Demised Premises against all Lessee’s third party public and occupiers liability risks for a sum to be first approved by the Lessor, acting reasonably, being not less than Three Million Pounds (£3,000,000.00)

(c)

To effect all such insurances in some insurance office approved by the Lessor, acting reasonably, in the names of the Lessee and of the Lessor and of any superior lessor and of other parties notified to the Lessee and upon every request by the Lessor any superior lessor or their respective agents forthwith to produce particulars of the policy or policies of such insurances and the receipt for every premium for the then current year payable in respect of such policy or policies PROVIDED ALWAYS THAT if and whenever default shall be made in making and keeping on foot such insurances as aforesaid or in producing in manner aforesaid such evidence or policy or policies or receipts as aforesaid the Lessor may effect and maintain such insurances and the Lessee shall repay all monies paid by the Lessor for that purpose to the Lessor within 14 days of demand and the cost thereof shall be a debt due from the Lessee to the Lessor and be forthwith recoverable by action

(d)	If the monies payable under any policy of insurance effected by the Lessee hereunder shall be insufficient to meet any claim in respect of which insurance ought to have been effected by the Lessee then to expend out of its own monies such sums as together with the monies paid by the insurance office will be sufficient for the purpose

As to rights of entry

4.10.

(a)	To permit the Lessor and any superior lessor to enter upon the Demised Premises for any lawful purposes in connection with this Lease and in particular to inspect the same for any purpose and to measure and to take a plan of the same and to examine the state of repair and condition of the same and to take inventories

(b)	Within two calendar months or sooner if requisite after notice in writing to the Lessee of any defects or any remediable breach of covenant shall have been given to repair and remedy the same according to such notice and the covenants in that behalf herein contained to the reasonable satisfaction of the Lessor and in case the Lessee shall make default in so doing then without prejudice to the Lessor’s rights and remedies hereunder it shall be lawful for the Lessor to enter upon the Demised Premises and to repair and to remedy the same and all costs and expenses properly incurred by the Lessor or any superior lessor (including professional fees, disbursements, necessary remedial costs and value added tax) shall within 14 days of demand be paid by the Lessee to the Lessor and shall be a debt due from the Lessee to the Lessor and be forthwith recoverable by action

(c)	To permit all persons authorised by the Lessor or its agents upon giving reasonable prior notice to the Lessee (being not less than 7 days, save in the case of emergency) to view the Demised Premises for all reasonably necessary purposes connected with the due implementation of the Lessor’s rights and obligations in terms of this Lease and/or a sale of the freehold reversion; provided always that the Lessor restores all damage to the Demised Premises and indemnifies the Lessee of all damage to its fittings, fixtures and stock caused by the Lessor’s foregoing rights of entry hereunder

As to Costs of notices from and applications to the Lessor

4.11. To reimburse to the Lessor on demand on a full indemnity basis all reasonable fees charges damages costs and expenses (including bailiffs commissions) properly incurred or suffered by the Lessor arising out of or in connection with or incidental to:-

(a)	any application or request or proposed application or request by the Lessee and any licences and duplicates in connection with the Demised Premises or any of the provisions of this Lease and whether or not the same shall be proceeded with by the Lessee or shall be granted or refused or granted subject to conditions

(b)	any breach of any of the covenants on the part of the Lessee hereunder and any steps taken in contemplation of or in connection with the preparation and if effected with the service of:-

(i)	notices and proceedings under the Leasehold Property (Repairs) Act 1938 and/or under Sections 146 or 147 of the Law of Property Act 1925 (as amended) or otherwise requiring the Lessee to remedy a breach of any of the covenants herein contained notwithstanding forfeiture for such breach shall be avoided otherwise than by relief granted by the Court and

(ii)	any schedule of dilapidations whether such schedule is for service during or after the expiry or sooner determination of the Term

(c)	any levy or proposed levy of a distress for the Rent and/or any monies payable hereunder whether or not distress is in the event levied and

(d)	any action reasonably taken by or on behalf of the Lessor in order to procure the remedying of or to prevent any breach non-performance or non-observance by the Lessee of any of the covenants on the part of the Lessee or any condition or agreement herein or in any licence contained

As to Planning

4.12.	In relation to the Planning Acts:-

(a)	Not at any time during the Term to do anything which shall be a contravention of the Planning Acts or of any licences consents’ permissions and conditions from time to time granted or imposed thereby nor to omit anything which would be a contravention thereof and to comply with the same and to indemnify the Lessor in respect of such acts or omissions

(b)

Not to enter into any agreement with the planning authority nor to make any application for planning permission without the prior written consent of the Lessor and in the event of consent being given then to make any such application at the Lessee’s expense and forthwith to give to the Lessor and any superior lessor on receipt of the same a copy of the application and of supporting plans and submissions and of the grant refusal or modification of permission (as the case may be) and of any conditions attaching AND if any such refusal modification or conditions shall in the reasonable opinion of the Lessor be undesirable then unless it shall be decided otherwise on an arbitration as hereinafter provided the Lessee shall not proceed with the works or change of user to which the application related

(c)	If the Lessee shall receive any compensation relative to the interest of the Lessee hereunder then if and when the Lessee’s interest hereunder shall be determined by surrender or under the power of re-entry herein contained the Lessee shall forthwith make such provision as is just and equitable for the Lessor to receive its due benefit from such compensation and in the event of there being some disagreement as to the amount of such provision the same shall be referred to arbitration as hereinafter provided

(d)	Not to serve any purchase blight or similar notice upon the relevant Planning Authority without the previous written consent of the Lessor

(e)	To pay and satisfy any charge which may hereafter be imposed (whether on the Lessor or on the Lessee) under the Planning Acts in respect of any planning application or the implementation thereof or carrying out or maintenance by the Lessee of any works or operations on the Demised Premises or the institution or continuance by the Lessee or any under-lessee of any use of the Demised Premises

(f)	Unless the Lessor shall otherwise direct to carry out before the termination of the Term any works stipulated to be carried out to the Demised Premises by a date subsequent to the termination of the Term as a condition of any planning permission

(g)	If and when called upon so to do to produce to the Lessor or as directed by the Lessor to any third party all such plans documents and other evidence as the Lessor may reasonably require in order to satisfy itself that the provisions of this covenant have been complied with in all respects

As to Statutes and Statutory Notices

4.13.

(a)

To comply with all Statutes relating to the Demised Premises and to execute and to do at the expense of the Lessee all such works and things whatever as may now or at any time during the Term be required or recommended by any competent authority to be executed or done upon or in respect of the Demised Premises and whether by the owner or occupier thereof and also but without prejudice to the generality of the foregoing to comply in all respects with the legislation from time to time in force relating to the use occupation and enjoyment of the Demised Premises or to the health and safety of those therein including that relating to the prevention and detection of fire and means of escape in case of fire and further to comply with the requirements and recommendations of the relevant inspectorates and of the fire authorities and at all times during the Term to indemnify the Lessor in respect of all such matters and not to do or knowingly permit to be done in or on the Demised Premises any act or thing whereby the Lessor or any superior lessor may become liable to pay any penalty imposed or to bear the whole or any part of the expenses incurred under such Act instrument regulation order or direction as aforesaid

(b)	At all times during the Term at the Lessee’s expense to keep the Demised Premises sufficiently supplied and equipped with fire fighting and extinguishing apparatus and appliances of a type to be approved from time to time by the fire authority and by the insurers of the Development and suitable in all respects to the type of user of or business carried on upon the Demised Premises such apparatus and appliances to be open to the inspection of the Lessor and to be maintained in good and substantial repair and condition and also not to obstruct the access to or means of working such apparatus and appliances

As to the trade effluent

4.14.

(a)	Not to discharge or allow to be discharged from the Demised Premises any matter or fluid which is of a poisonous or noxious nature or which may contaminate or pollute the environment and to indemnify the Lessor in respect of any breach or non-observance of this covenant

(b)	If the Lessor and any superior lessor and competent authorities shall consent to the discharge of trade effluent into the sewers drains or watercourses serving the Demised Premises and/or the Development to comply with their requirements and to provide and maintain in connection with every such sewer drain or watercourse some apparatus suitable and adequate for measuring and recording the extent and toxicity of the trade effluent discharged and to permit the Lessor at all reasonable times to inspect and test such apparatus and to take records of the volume and toxicity of trade effluent discharged

As to Use

4.15. Not to use the Demised Premises except for the purposes of Class B (1) of the Town and Country Planning (Use Classes) Order 1987 as amended

Costs

4.16. To contribute £450 plus VAT towards the Lessor’s legal costs on the preparation of this Deed Indemnity

Indemnity

4.17. To keep the Lessor at all times fully indemnified against the consequences of any breach or non- observance by the Lessee of any tenant obligation herein

LESSOR’S COVENANTS

5.	THE Lessor HEREBY COVENANTS with the Lessee as follows:-

As to Insurance

5.1. At all times during the Term (save to the extent that such insurance shall be “voided” and subject to such exclusions and qualifications as the insurers shall require) to insure and keep insured all buildings comprised in the Demised Premises (other than any items which the Lessee covenants to insure hereunder) against loss or damage by the Insured Risks for such sum as the Lessor reasonably considers to be the full re-instatement cost (including insurance to cover professional fees the costs of demolition of shoring up and of the removal of debris) and for loss of Rent for such amount and/or period as the Lessor shall deem desirable (but for a period of at least three years) and whenever required (but not more frequently than once in every calendar year) to produce to the Lessee relevant details of such insurance and evidence of the payment for the last premium for the same and in case of destruction or damage by any of the risks aforesaid (and so long as such insurance shall not have been “voided”) as soon as practicable after the necessary labour and materials and any necessary permissions shall have been obtained to cause all monies received in respect of such insurance (other than for loss of rent) to be laid out in reinstating the Demised Premises Provided always that

(a)	The Lessor shall not be under any obligation to insure any fixtures or fittings installed by the Lessee which have become part of the Demised Premises unless the Lessee shall have notified the Lessor in writing of such installation and the Lessor has agreed in writing with the Lessee to effect the insurance thereof at the cost of the Lessee and

(b)	The covenant by the Lessor as to reinstatement shall be satisfied if the Lessor provides in the premises so reinstated accommodation as convenient and commodious as is practicable but not necessarily identical to the Demised Premises as the same existed prior to such damage or destruction and

(c)	If any competent authority shall refuse permission for or otherwise lawfully prevent any rebuilding or reinstatement of the Demised Premises or any rebuilding or reinstatement shall be otherwise impossible impracticable or frustrated all relevant insurance monies (so far as not laid out as aforesaid) shall as between the Lessor and the Lessee be receivable by the Lessor for its own use and benefit absolutely

As to Quiet Enjoyment

5.2. That the Lessee paying the Rent and performing and observing the covenants and stipulations herein contained may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Lessor or any person lawfully claiming through under or in trust for the Lessor

GENERAL PROVISIONS

6.	IT IS HEREBY AGREED AND DECLARED as follows:-

Rights of Entry

6.1.

(a)	if the Rent (including any increased Yearly Rent payable following a review) or any part thereof shall remain unpaid for twenty-one days after becoming payable (whether formally demanded or not) or

(b)	if any covenant on the part of the Lessee herein contained shall not be fully performed or observed or

(c)	if the Lessee being a corporation shall be wound up either voluntarily (save for the purpose of amalgamation or reconstruction with the prior consent of the Lessor) or compulsorily or if the Lessee shall for any reason be removed from the Register of Companies or if a petition shall be presented for the appointment of an administrator or liquidator or any such order shall be made or if there shall be convened a meeting of creditors or members to consider a voluntary arrangement or any other scheme or composition or

(d)	if the Lessee being a corporation shall have or suffer to be appointed a receiver administrative receiver or manager of the whole or any part of its undertaking or

(e)	if the Lessee being an individual (or if individuals any one of them) shall become bankrupt or have a petition presented for a bankruptcy order against him or them or make any assignment for the benefit of or enter into any arrangement voluntary or otherwise with its creditors either by composition or otherwise or a petition is presented for an interim order in connection with a proposal to creditors for a voluntary arrangement or

(f)	if any distress or process of execution shall be levied at the Demised Premises

THEN and in any such case it shall be lawful for but not obligatory upon the Lessor at any time thereafter to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely determine but without prejudice to any right of action or remedy of the Lessor in respect of any arrears of Rent or any breach of covenant

Abatement of Rent

6.2. If the Demised Premises or any part thereof shall be destroyed or damaged by any of the perils against which the Lessor shall have maintained insurance so as to be unfit for occupation or use and save to the extent that the policy or policies of insurance effected by the Lessor in respect of loss of Rent and/or consequential loss shall have been “voided” the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended from the date of damage or destruction until the earlier of the date upon which the Demised Premises shall have again been rendered fit for occupation and use and the date of the expiration of the period in respect of which the Lessor shall be compensated for loss of Rent by insurance and in the event of their being some disagreement as to the proportion or period of such abatement the same shall be referred to arbitration as hereinafter provided

As to Compensation

6.3. Any statutory right of the Lessee to claim compensation from the Lessor on vacating the Demised Premises is hereby excluded so far as the law allows

Interest if Rent not accepted

6.4. If the Lessor shall refrain from demanding or accepting Rent or any other monies due under this Lease in circumstances in which the Lessor has reasonable grounds to believe either that the Lessee is in breach of any of the provisions of this Lease or that the Lessee might acquire against the Lessor any rights or entitlement then notwithstanding such, restraint interest shall be payable as specified in Clause 4.1(b) hereof from the due date until the Lessor shall accept from the Lessee

As to notices

6.5. Section 196 of the Law of Property Act 1925 as amended shall apply to all notices required to be served hereunder

Exclusion of Warranty

6.6. The Lessor does not warrant or represent that the Demised Premises may used for the Permitted Use or for any other purpose

Removal of goods after end of Term

6.7. The Lessee shall remove all its fittings goods and other possessions at the end of the Term and the Lessor may dispose of any such items left at the Demised Premises more than two weeks after the end of the Term as the Lessor sees fit.

Distress

Jurisdiction

6.8. This Lease shall be governed by and construed in accordance with the laws of England and Wales

Third parties

6.9. Any reference to a person or class of persons who is or are not a party to this Lease is not intended to create any rights in favour of that person or class of persons and any such person or class of person shall not entitled to enforce any of the provisions of this Lease nor object to any alteration variation cancellation or termination of any of the provisions of this Lease whether under the Contracts (Right of Third Parties) Act 1999 or otherwise

Insurance Monies

6.10.	All insurance monies payable will belong to the Lessor

Lessee’s Option to Determine

6.11.1	In this clause “a Break Date” means 1st June 2011 or 1st June 2016

6.11.2	Subject to the pre-conditions in clause 6.11.3 being satisfied on a Break Date and subject to clause 6.11.3 Biosil Limited may determine this Lease on a Break Date by giving the Lessor not less than six months’ prior written notice The Term will then determine on the relevant Break Date but without prejudice to any rights of either party against the other for any antecedent breach of its obligations under this Lease

6.11.3	The pre-conditions are that:

(a)	the Demised Premises are in a state consistent with the proper performance of the Lessee’s obligations contained in clause 4.2

(b)	vacant possession of the whole of the Demised Premises is given to the Lessor and the keys have been surrendered to it on the Break Date

(c)	all Rent and other sums due under this Lease up to the Break Date have been paid in full and no notice of breach by the Lessor of any of the Lessee’s obligations hereunder being outstanding at the Break Date

6.11.4	The Lessor may waive any of the pre-conditions set out in clause 6.11.3 at any time before the Break Date by written notice to Biosil Limited

6.11.5	Time will be of the essence for the purposes of this clause

6.11.6	The rights contained in this clause are personal to Biosil Limited in its capacity as original tenant under this Lease and will not endure for its successors in title

6.11.7	If Biosil Limited does not exercise its rights under this clause and a new tenancy is granted by virtue of any rights which the Lessee may have at the relevant time then the Lessor (without acknowledging that any such rights will or may exist) and the Lessee agree that the new tenancy will not contain provisions equivalent or similar to this clause

6.11.8	Within 14 days of the expiry of the Break Date (but only if properly exercised hereunder by the Tenant) to apply to HM Land Registry to cancel any entry or Notice relating to the existence of this Lease upon the Landlord’s title and to produce evidence of such cancellation to the Landlord. The Tenant appoints the Landlord its Attorney to take such action for it if it has failed to do so within 28 days of the expiry of the Break Date.

Other Provisions

7.1. The Lessee shall release the Lessor from its obligations hereunder upon a sale or disposal of the freehold reversion if so required by the Lessor in writing save for any antecedent breach of its obligations hereunder

7.2. This Lease shall remain in escrow and ineffective until it is dated

In witness whereof the parties hereto have executed this document as a deed the day year first before written

Executed as a Deed by CALPRING LIMITED acting by:

/s/ Signature Illegible
Director

/s/ Doreen A. Etson
Director / Secretary